EXHIBIT 5.1
February ___, 2008
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
     We have acted as counsel for RPM International Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the shelf registration for possible offer and sale from time to time of an indeterminate amount of the following securities (collectively, the “Securities”) of the Company:
     (i) debt securities of the Company (the “Debt Securities”);
     (ii) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);
     (iii) preferred stock, without par value, of the Company (the “Preferred Stock”);
     (iv) warrants to purchase Debt Securities or Common Stock (collectively, the “Warrants”); and
     (v) purchase contracts obligating holders to purchase Common Stock from the Company (the “Stock Purchase Contracts”).
     The Securities may be offered separately or as part of units with other Securities, in separate series, in amounts, at prices, and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement, and in the Registration Statement.
     The Debt Securities are to be issued under the indenture dated as of February 13, 2008 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”). The Warrants are to be issued under one or more warrant agreements (the “Warrant Agreements”), to be entered into by the Company and one or more warrant agents to be named by the Company. The Stock Purchase Contracts are to be issued under one or more purchase contract agreements (the “Purchase Contract Agreements”) to be entered into by the Company and one or more purchase contract agents to be named by the Company.
     Certain terms of the Securities to be issued by the Company from time to time will be approved by the Board of Directors of the Company or a committee thereof or certain authorized officers of the Company as part of the corporate action taken and to be taken (the “Corporate Proceedings”) in connection with the issuance of the Securities. We have examined or are otherwise familiar with the Certificate of Incorporation, as amended, of the Company, the By-Laws, as amended, of the Company, the Registration Statement, such of the Corporate Proceedings as have occurred as of the date hereof, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.
     Based upon the foregoing, we are of the opinion that:
     (i) the Common Stock, when authorized and sold as contemplated in the Registration Statement and the underwriting agreement applicable thereto, will be validly issued by the Company and will be fully paid and non-assessable;
     (ii) the Preferred Stock, when authorized and sold as contemplated in the Registration Statement and the underwriting agreement applicable thereto, will be validly issued by the Company and will be fully paid and non-assessable;
     (iii) the Debt Securities when authorized and sold as contemplated in the Registration Statement, the Indenture and the underwriting agreement applicable thereto will be validly issued by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, constitutional and public policy limitations and general principles of equity;
     (iv) the Warrants, when authorized and sold as contemplated in the Registration Statement and the Warrant Agreement applicable thereto, will be validly issued by the Company; and
     (v) the Stock Purchase Contracts when authorized and sold as contemplated in the Registration Statement and the Purchase Contract Agreement applicable thereto will be validly issued by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, constitutional and public policy limitations and general principles of equity.
     The foregoing opinions assume that, at the time of the authentication or delivery of the Securities, (i) the consideration designated in the applicable Corporate Proceedings for any Securities shall have been received by the Company in accordance with applicable law; (ii) the Indenture will not have been modified or rescinded; (iii) any Warrant Agreement or Purchase Contract Agreement shall have been duly authorized, executed and delivered by all parties thereto other than the Company; (iv) the Registration Statement shall have become effective under the Securities Act; and (v) the Indenture was duly qualified under the Trust Indenture Act of 1939, as amended, and will continue to be so qualified.
     We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the Federal Law of the United States of America, the Delaware General Corporation Law, and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth. Further, we note that the Indenture under which the Debt Securities are to be issued is governed by the laws of the State of New York. Accordingly, in rendering the opinions expressed in numbered paragraph (iii) above with respect to the Debt Securities, to the extent that the laws of the State of New York govern the matters as to which such opinions are expressed, we have relied upon the opinion of Harter Secrest & Emery LLP. In addition, in rendering the opinion set forth in numbered paragraph (iii), we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to Section 8.02(c) of the Indenture, (iv) the extent that any delay contemplated by Section 8.05 of the Indenture exceeds the applicable statute of limitations, or (iv) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, willful conduct, or violations of securities laws.
     We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption “Validity of Securities.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, CALFEE, HALTER & GRISWOLD LLP